EXHIBIT 10.46
SEVERANCE AND RELEASE AGREEMENT
In connection with, and based on the circumstances surrounding, the termination by Inhibitex, Inc. (the “Company”), effective as of December 30, 2006, of my employment as President and Chief Executive Officer of the Company (the “Termination”) and the termination of the Employment Agreement, dated February 20, 2004, between the Company and me, as amended (the “Employment Agreement”) as of the Termination, the Company agrees as follows:
A. For purposes of the Employment Agreement, on or before March 1, 2007, I shall be paid all amounts due pursuant to Section 5(d)(i) of the Employment Agreement, which we agree is $983,500 in the aggregate, plus a lump sum amount of $67,000, which we agree is equal to the economic equivalent of the other benefits payable under Section 5(d) of the Employment Agreement, plus my unused accrued vacation time for 2006 (in each case subject to withholdings). I shall not be entitled to any Gross-up Payment as such term is defined in the Employment Agreement.
B. With respect to any options to purchase common stock of the Company issued to me pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan, vesting of such options shall accelerate with respect to the unvested portion of any of such options as of the date hereof. Set forth on Schedule A hereto is a listing of all my outstanding options.
C. With respect to 153,982 shares of restricted common stock allocated to me and cash in the amount of $118,000 to be paid pursuant to the Retention Plan adopted by the Compensation Committee of the Board of Directors of the Company on April 24, 2006 (as subsequently amended), such restricted stock and the cash amount shall be fully vested and I shall receive a payment of $118,000 and certificates for such shares (subject to withholdings) on or before March 1, 2007.
D. For purposes of the amendment dated September 5, 2006 of certain stock option agreements between the Company and me, the exercise period with respect to each of the stock options shall be extended until the later of December 30, 2009 and the stated expiration date of such stock option.
The benefits described in paragraphs (A) through (D) above are referred to herein as the “Severance Benefits.”
In consideration of the Severance Benefits, I agree to this Agreement and to abide by its terms.
1.	I agree not to do or say anything that criticizes or disparages the Company or its management, practices or products, that disrupts or impairs the Company’s normal, ongoing business operations, or that harms the Company’s reputation with its employees, customers, suppliers or the public.

2.	I confirm my obligations and the rights of the Company under Sections 6 through 15 of the Employment Agreement.

3.	Except for any claims I may have for pension benefits and Severance Benefits (which are not released by this Agreement), I agree to and do release and forever discharge the Company, any related or successor corporation or other entity, their benefit plans and programs, and all of their officers, directors, employees, administrators and trustees (collectively the “Parties Released by this Agreement”) from any and all losses, expenses, liabilities, claims, rights and entitlements of every kind and description (collectively referred to as “Claims”), whether known or unknown, that I have now or may later claim to have against any of the Parties Released by this Agreement arising out of anything that has occurred up through the date I sign this Agreement, including, without limitation, any Claims arising out of my employment or termination of employment with the Company. This release includes, but is not limited to, any Claims for back pay, reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), or for recovery of any losses or other damages to me or my property based on any alleged violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C Section 2000e et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq.; Family Medical Leave Act or any other federal, state or local statutory or common law.

I acknowledge that I may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to Claims between me and the Parties Released by this Agreement. For the purpose of implementing a full and complete release and discharge of the Parties Released by this Agreement, I expressly acknowledge that, except for the claims I have expressly reserved, this Agreement is intended to include in its effect, without limitation, all Claims that I do not know or suspect to exist in my favor at the time I sign this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

4.	I agree that the Company may terminate my continued eligibility for the Seveance Benefits and immediately recover all such Severance Benefits previously paid to me if I breach the terms of this Agreement. In addition, I agree to indemnify and hold the Parties Released by this Agreement harmless from any loss, cost, damage or expense (including attorneys’ fees) incurred by them arising out of my breach of any portion of this Agreement.
I understand that this Agreement does not limit my or the Company’s rights to enforce this Agreement or the Employment Agreement. In addition, this Agreement does not waive any rights or claims that may arise after the date I sign it. Because the arrangements discussed in this Agreement affect important rights and obligations, I am advised by the Company to consult with an attorney before I agree to the terms set forth in this Agreement. I understand that I have twenty-one (21) days from the date I receive this Agreement within which to consider whether I wish to accept the terms of this Agreement. If I agree to accept and abide by the terms of this Agreement, I understand that I must sign and date this Agreement in the spaces provided below and return it to the Company before the expiration of the twenty-one (21) day period.
I understand that this Agreement does not become enforceable until seven (7) days after it is signed by me and that I can revoke it at any time during those seven days. If I decide to revoke this Agreement, I will deliver a signed notice of revocation to the Company Representative, Maggie Feeney, at 9005 Westside Parkway, Alpharetta, GA 30004 before the end of the seven-day period. Upon delivery of a timely notice of revocation, this Agreement will be null and void and neither the Company nor I will have any rights or obligations under it.
This Agreement shall be governed by the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
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I HAVE READ THIS AGREEMENT; I UNDERSTAND ITS TERMS AND CONDITIONS; I HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT; AND I VOLUNTARILY AGREE TO ABIDE BY ITS TERMS BECAUSE THEY ARE SATISFACTORY TO ME. NO PROMISE OR INDUCEMENT OF ANY KIND HAS BEEN MADE TO ME BY THE COMPANY OR ANYONE ELSE TO CAUSE ME TO SIGN THIS AGREEMENT, EXCEPT AS SET FORTH ABOVE. I ACKNOWLEDGE THAT THE SEVERANCE BENEFITS I WILL RECEIVE AS A RESULT OF SIGNING THIS AGREEMENT ARE ADEQUATE AND THE ONLY CONSIDERATION FOR THIS AGREEMENT AND ARE PART OF WHICH ARE BENEFITS TO WHICH I WOULD NOT BE ENTITLED WITHOUT SIGNING THIS AGREEMENT.

1/2/07
William D. Johnston, Ph. D.	Date
In exchange for the promises contained in this Agreement, the Company promises to provide the Severance Benefits described above.

By:		Date: 1/2/07

Name:
Title: